                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     -------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 August 31, 1998
                                 Date of Report
                        (Date of earliest event reported)



                            SMITH INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)





          Delaware                     1-8514               95-3822631
(State or other jurisdiction of      (Commission         (I.R.S. Employer
 incorporation or organization)      File Number)        Identification No.)



                               16740 Hardy Street
                                 Houston, Texas
                    (Address of principal executive offices)

                                      77032
                                   (Zip Code)


                                 (281) 443-3370
              (Registrant's telephone number, including area code)

ITEM 5:  OTHER EVENTS

         On April 30, 1998, the Registrant acquired ("the Acquisition") all of the equity interests in Wilson Industries, Inc.("Wilson"), a Texas corporation. The Acquisition has been accounted for as a pooling of interests and the financial statements included in the Registrant's 1997 Annual Report on Form 10-K ("1997 Form 10-K") have been restated to reflect the Acquisition. Set forth below is a revised version of "Item 8. Financial Statements and Supplementary Data" and the financial statement schedule filed in response to "Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K" included in the 1997 Form 10-K.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                            SMITH INTERNATIONAL, INC.
               INDEX TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                                                                               Page
                                                                               ----
Report of Independent Public Accountants ..................................      4

Restated Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996 and 1995 ........................................      5

Restated Consolidated Balance Sheets at December 31, 1997 and 1996 ........      6

Restated Consolidated Statements of Shareholders' Equity for the years
  ended December 31, 1997, 1996 and 1995 ..................................      8

Restated Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995 ........................................      9

Notes to Restated Consolidated Financial Statements .......................     10

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Smith International, Inc.:

         We have audited the accompanying restated consolidated balance sheets of Smith International, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related restated consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. The accompanying consolidated financial statements reflect a restatement of the Company's previously reported amounts for the merger with Wilson Industries, Inc. (see Note 2). These restated consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these restated consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the restated consolidated financial statements referred to above present fairly, in all material respects, the financial position of Smith International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
April 30, 1998

                            SMITH INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS-AS RESTATED

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                           ------------------------------------------------
                                                               1997            1996              1995
                                                               ----            ----              ----
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues .............................................     $ 2,167,952      $ 1,651,906      $ 1,270,478

Costs and expenses:
  Costs of revenues ..................................       1,515,353        1,179,178          914,603
  Selling expenses ...................................         314,533          250,948          206,978
  General and administrative expenses ................          89,120           72,995           56,281
                                                           -----------      -----------      -----------
     Total costs and expenses ........................       1,919,006        1,503,121        1,177,862
                                                           -----------      -----------      -----------

Income before interest and taxes .....................         248,946          148,785           92,616

Interest expense .....................................          31,175           21,642           16,385
Interest income ......................................          (2,184)          (2,602)          (2,270)
                                                           -----------      -----------      -----------

Income before income taxes and minority interests ....         219,955          129,745           78,501
Income tax provision .................................          59,109           31,615           13,604
                                                           -----------      -----------      -----------

Income before minority interests .....................         160,846           98,130           64,897

Minority interests ...................................          39,517           24,833           15,809
                                                           -----------      -----------      -----------

Net income ...........................................     $   121,329      $    73,297      $    49,088
                                                           ===========      ===========      ===========

Earnings per share:
  Basic ..............................................     $      2.55      $      1.55      $      1.05
                                                           ===========      ===========      ===========
  Diluted ............................................     $      2.52      $      1.53      $      1.04
                                                           ===========      ===========      ===========

Weighted average shares outstanding:
  Basic ..............................................          47,504           47,252           46,943
                                                           ===========      ===========      ===========
  Diluted ............................................          48,083           47,780           47,283
                                                           ===========      ===========      ===========

         The accompanying notes are an integral part of these financial statements.

                            SMITH INTERNATIONAL, INC.

                     CONSOLIDATED BALANCE SHEETS-AS RESTATED

                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                      -----------------------------------
                                                                                         1997                    1996
                                                                                         ----                    ----
                                                                                                (IN THOUSANDS)
CURRENT ASSETS:

     Cash and cash equivalents................................................        $   37,109               $   35,318
     Receivables, less allowance for doubtful accounts of $8,730 and
      $9,114 in 1997 and 1996, respectively...................................           510,984                  388,028
     Inventories..............................................................           467,963                  380,229
     Deferred tax assets, net.................................................            27,329                   10,882
     Prepaid expenses and other...............................................            29,968                   27,665
                                                                                      ----------               ----------
       Total current assets...................................................         1,073,353                  842,122
                                                                                      ----------               ----------
PROPERTY, PLANT AND EQUIPMENT:

     Land.....................................................................            24,219                   19,794
     Buildings................................................................            57,015                   50,771
     Rental tools.............................................................           223,784                  170,356
     Machinery and equipment..................................................           255,189                  204,283
                                                                                      ----------               ----------

                                                                                         560,207                  445,204
     Less - accumulated depreciation..........................................           247,544                  214,048
                                                                                      ----------               ----------
     Net property, plant and equipment........................................           312,663                  231,156
                                                                                      ----------               ----------
  OTHER ASSETS, including assets held for sale of
     $1,831 and $3,173 in 1997 and 1996, respectively.........................            76,898                   53,187

  GOODWILL, net of accumulated amortization of $11,451 and $6,043 in 1997
     and 1996, respectively...................................................           209,585                  160,797
                                                                                      ----------               ----------
  TOTAL ASSETS................................................................        $1,672,499               $1,287,262
                                                                                      ==========               ==========

         The accompanying notes are an integral part of these financial statements.

                            SMITH INTERNATIONAL, INC.

                           CONSOLIDATED BALANCE SHEETS

                LIABILITIES AND SHAREHOLDERS' EQUITY-AS RESTATED


                                                                                               DECEMBER 31,
                                                                                    -----------------------------------------
                                                                                        1997                        1996
                                                                                        ----                        ----
                                                                                     (IN THOUSANDS, EXCEPT PAR VALUE DATA)
CURRENT LIABILITIES:

  Short-term borrowings and current portion of long-term debt .................     $    91,523                 $    81,483
  Accounts payable ............................................................         204,771                     180,209
  Accrued payroll costs .......................................................          56,152                      47,045
  Income taxes payable ........................................................          27,003                      20,504
  Other .......................................................................          93,923                      59,523
                                                                                    -----------                 -----------

    Total current liabilities .................................................         473,372                     388,764
                                                                                    -----------                 -----------

LONG-TERM DEBT ................................................................         371,579                     260,443

DEFERRED TAX LIABILITIES ......................................................          16,578                       2,059

OTHER LONG-TERM LIABILITIES ...................................................          32,220                      26,986

MINORITY INTERESTS ............................................................         206,705                     154,741

COMMITMENTS AND CONTINGENCIES (Note 13) .......................................              --                          --

SHAREHOLDERS' EQUITY:

  Preferred stock, $1 par value; 5,000 shares authorized; no shares issued
    or outstanding in 1997 or 1996 ............................................              --                          --
  Common stock, $1 par value; 60,000 shares authorized; 48,216 shares
    issued and outstanding in 1997 (48,057 in 1996) ...........................          48,216                      48,057
  Additional paid-in capital ..................................................         296,222                     293,306
  Retained earnings ...........................................................         246,809                     125,855
  Cumulative translation adjustments ..........................................         (11,500)                     (5,247)
  Less - treasury securities, at cost; 656 common shares in 1997 and 1996 .....          (7,702)                     (7,702)
                                                                                    -----------                 -----------

    Total shareholders' equity ................................................         572,045                     454,269
                                                                                    -----------                 -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ....................................     $ 1,672,499                 $ 1,287,262
                                                                                    ===========                 ===========

         The accompanying notes are an integral part of these financial statements.

                            SMITH INTERNATIONAL, INC.

         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY - AS RESTATED

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                  (IN THOUSANDS, EXCEPT SHARE AND WARRANT DATA)



                                                        COMMON STOCK          COMMON STOCK WARRANTS                    RETAINED
                                                 --------------------------- -----------------------     ADDITIONAL    EARNINGS
                                                    NUMBER                      NUMBER                    PAID-IN    (ACCUMULATED
                                                   OF SHARES       AMOUNT    OF WARRANTS     AMOUNT       CAPITAL       DEFICIT)
                                                 -------------  ------------ ------------  ----------   ------------ ------------
Balance, December 31, 1994, as
   previously reported ........................... 39,432,833   $   39,433    2,525,191    $    7,278    $  272,483    $  (47,554)
Restatement for business acquired as
   a pooling of interests in 1998 ................  7,900,000        7,900           --            --        15,034        51,786
                                                   ----------   ----------   ----------    ----------    ----------    ----------
Balance, December 31, 1994, as restated .......... 47,332,833       47,333    2,525,191         7,278       287,517         4,232
Exercise of stock options and stock grants .......    230,940          230           --            --         1,908            --
Exercise of common stock warrants ................    143,572          144     (143,572)           --         1,041            --
Expiration of common stock warrants ..............         --           --   (1,930,262)           --            --            --
Cash dividends to Wilson shareholders ............         --           --           --            --            --          (382)
Treasury stock purchases of business acquired ....         --           --           --            --           (88)           --
Net income .......................................         --           --           --            --            --        49,088
Translation adjustment for the period ............         --           --           --            --            --            --
                                                   ----------   ----------   ----------    ----------    ----------    ----------
Balance, December 31, 1995 ....................... 47,707,345   $   47,707      451,357    $    7,278    $  290,378    $   52,938
Exercise of stock options and stock grants .......    349,233          350           --            --         3,523            --
Expiration of common stock warrants ..............         --           --     (451,357)       (7,278)           --            --
Purchases of treasury stock ......................         --           --           --            --            --            --
Cash dividends to Wilson shareholders ............         --           --           --            --            --          (380)
Treasury stock purchases of business acquired ....         --           --           --            --          (595)           --
Net income .......................................         --           --           --            --            --        73,297
Translation adjustment for the period ............         --           --           --            --            --            --
                                                   ----------   ----------   ----------    ----------    ----------    ----------

Balance, December 31, 1996 ....................... 48,056,578   $   48,057           --    $       --    $  293,306    $  125,855
Exercise of stock options ........................    159,021          159           --            --         3,817            --
Cash dividends to Wilson shareholders ............         --           --           --            --            --          (375)
Treasury stock purchases of business acquired ....         --           --           --            --          (901)           --
Net income .......................................         --           --           --            --            --       121,329
Translation adjustment for the period ............         --           --           --            --            --            --
                                                   ----------   ----------   ----------    ----------    ----------    ----------
                                                   48,215,599   $   48,216           --    $       --    $  296,222    $  246,809
                                                   ==========   ==========   ==========    ==========    ==========    ==========

                                                                                        Treasury Securities
                                                                    ----------------------------------------------------------
                                                                           COMMON STOCK                      WARRANTS
                                                   CUMULATIVE       --------------------------      --------------------------
                                                   TRANSLATION       NUMBER OF                      NUMBER OF
                                                   ADJUSTMENTS        SHARES          AMOUNT         WARRANTS         AMOUNT
                                                   -----------      ----------      ----------      ----------      ----------
Balance, December 31, 1994, as
   previously reported ...........................  $   (4,605)       (628,583)     $   (6,636)       (451,357)     $   (7,278)
Restatement for business acquired as
   a pooling of interests in 1998 ................        (739)             --              --              --              --
                                                    ----------      ----------      ----------      ----------      ----------
Balance, December 31, 1994, as restated ..........      (5,344)       (628,583)         (6,636)       (451,357)         (7,278)
Exercise of stock options and stock grants .......          --              --              --              --              --
Exercise of common stock warrants ................          --              --              --              --              --
Expiration of common stock warrants ..............          --              --              --              --              --
Cash dividends to Wilson shareholders ............          --              --              --              --              --
Treasury stock purchases of business acquired ....          --              --              --              --              --
Net income .......................................          --              --              --              --              --
Translation adjustment for the period ............      (1,214)             --              --              --              --
                                                    ----------      ----------      ----------      ----------      ----------
Balance, December 31, 1995 .......................  $   (6,558)       (628,583)     $   (6,636)       (451,357)     $   (7,278)
Exercise of stock options and stock grants .......          --              --              --              --              --
Expiration of common stock warrants ..............          --              --              --         451,357           7,278
Purchases of treasury stock ......................          --         (27,271)         (1,066)             --              --
Cash dividends to Wilson shareholders ............          --              --              --              --              --
Treasury stock purchases of business acquired ....          --              --              --              --              --
Net income .......................................          --              --              --              --              --
Translation adjustment for the period ............       1,311              --              --              --              --
                                                    ----------      ----------      ----------      ----------      ----------
                                                                                                    ----------      ----------
Balance, December 31, 1996 .......................  $   (5,247)       (655,854)     $   (7,702)             --      $       --
Exercise of stock options ........................          --              --              --              --              --
Cash dividends to Wilson shareholders ............          --              --              --              --              --
Treasury stock purchases of business acquired ....          --              --              --              --              --
Net income .......................................          --              --              --              --              --
Translation adjustment for the period ............      (6,253)             --              --              --              --
                                                    ----------      ----------      ----------      ----------      ----------
                                                    $  (11,500)       (655,854)     $   (7,702)             --      $       --
                                                    ==========      ==========      ==========      ==========      ==========

         The accompanying notes are an integral part of these financial statements.

                            SMITH INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS-AS RESTATED

                                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                                    ---------------------------------------
                                                                                       1997           1996           1995
                                                                                       ----           ----           ----
                                                                                                    (IN THOUSANDS)
Cash flows from operating activities:
  Net income ...................................................................    $ 121,329      $  73,297      $  49,088
  Adjustments to reconcile net income to net cash
    provided by operating activities, excluding the
    net effects of purchase acquisitions:
      Depreciation and amortization ............................................       58,553         40,948         33,387
      Minority interests .......................................................       39,517         24,833         15,809
      Provision for losses on receivables ......................................        2,976          2,964          1,486
      Provision for LIFO inventory reserves ....................................        3,816          2,151          4,752
      Gain on disposal of property, plant and equipment ........................       (7,642)        (9,238)        (8,465)
      Foreign currency translation losses ......................................          138             62          1,112
  Changes in operating assets and liabilities:
    Receivables ................................................................     (118,932)       (52,305)       (35,432)
    Inventories, net ...........................................................      (83,255)       (67,085)       (40,819)
    Accounts payable ...........................................................       22,036         32,431         16,565
    Other current assets and liabilities .......................................      (12,431)         2,283            187
    Other non-current assets and liabilities ...................................       12,786        (16,402)       (12,943)
                                                                                    ---------      ---------      ---------
        Net cash provided by operating activities ..............................       38,891         33,939         24,727

Cash flows from investing activities:
  Acquisition of businesses, net of cash acquired ..............................      (80,656)      (104,683)        (6,131)
  Purchases of property, plant and equipment ...................................     (113,146)       (87,927)       (45,430)
  Proceeds from disposal of property, plant and equipment ......................       14,467         18,393         15,814
                                                                                    ---------      ---------      ---------
        Net cash used in investing activities ..................................     (179,335)      (174,217)       (35,747)

Cash flows from financing activities:
  Proceeds from issuance of long-term debt .....................................      367,549        131,900         18,013
  Principal payments of long-term debt .........................................     (251,303)       (16,669)       (12,376)
  Net increase in short-term borrowings ........................................       10,153         36,921         10,285
  Proceeds from exercise of stock options and warrants .........................        1,794          3,873          3,323
  Purchases of treasury stock ..................................................         (901)        (1,661)           (88)
  Cash dividends to Wilson shareholders ........................................         (375)          (380)          (382)
  Contributions from (distributions to) minority interest partner ..............       16,092             --         (2,520)
                                                                                    ---------      ---------      ---------
        Net cash provided by financing activities ..............................      143,009        153,984         16,255
                                                                                    ---------      ---------      ---------
Effect of exchange rate changes on cash ........................................         (774)            25             33
                                                                                    ---------      ---------      ---------
Increase in cash and cash equivalents ..........................................        1,791         13,731          5,268
Cash and cash equivalents at beginning of year .................................       35,318         21,587         16,319
                                                                                    ---------      ---------      ---------
Cash and cash equivalents at end of year .......................................    $  37,109      $  35,318      $  21,587
                                                                                    =========      =========      =========

         The accompanying notes are an integral part of these financial statements.

                            SMITH INTERNATIONAL, INC.

              NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS
    (ALL DOLLAR AMOUNTS ARE EXPRESSED IN THOUSANDS, UNLESS OTHERWISE NOTED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

         Smith International, Inc. (the "Company") manufactures and markets premium products and services to customers in the oil and gas industry. The consolidated financial statements include the accounts of the Company and all wholly and majority-owned subsidiaries. Investments in affiliates in which ownership interest ranges from 20 to 50 percent, and the Company exercises significant influence over operating and financial policies, are accounted for on the equity method. All other investments are carried at cost, which does not exceed the estimated net realizable value of such investments.
All significant intercompany accounts and transactions have been eliminated.

         The consolidated financial statements for all periods presented have been restated to include the accounts of Wilson Industries, Inc. ("Wilson"). On April 30, 1998, the Company acquired all of the equity interests in Wilson in a transaction accounted for as a pooling of interests (see Note 2).

  Significant Risks and Uncertainties

         Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosed amounts of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  Cash and Cash Equivalents

         The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents.

  Fixed Assets

         Fixed assets, consisting of rental equipment and property, plant and equipment, are stated at cost. The Company computes depreciation on fixed assets using principally the straight-line method. The estimated useful lives used in computing depreciation generally range from 20 to 40 years for buildings, 3 to 25 years for machinery and equipment, and 5 to 7 years for rental equipment. Leasehold improvements are amortized over the lives of the leases or the estimated useful lives of the improvements, whichever is shorter. For income tax purposes, accelerated methods of depreciation are used.

         Cost of major renewals and betterments are capitalized as fixed assets. Expenditures for maintenance, repairs and minor improvements are charged to expense when incurred. When fixed assets are sold or retired, the remaining cost and related reserves are removed from the accounts and the resulting gain or loss is included in the Consolidated Statements of Operations.

  Valuation of Inventories

         Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method for the majority of the Company's inventories. The remaining inventories are costed under the last-in, first-out ("LIFO") or average cost methods. Inventory costs consist of materials, labor and factory overhead.

Goodwill

         Goodwill, which represents the excess of costs over the fair value of net assets acquired, is amortized on a straight-line basis over 40 years. The Company continually evaluates whether subsequent events or circumstances have occurred that indicate the remaining useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. Management believes that there have been no events or circumstances which warrant revision to the remaining useful life or which affect the recoverability of goodwill.

  Foreign Currency Translation and Transactions

         Gains and losses resulting from balance sheet translation of operations outside the U.S. where the applicable foreign currency is the functional currency are included as a separate component of shareholders' equity. Gains and losses resulting from balance sheet translation of operations outside the U.S. where the U.S. dollar is the functional currency are included in the Consolidated Statements of Operations.

         All foreign currency transaction gains and losses are recognized currently in the Consolidated Statements of Operations.

  Financial Instruments

         The Company enters into various instruments, including derivatives, to manage interest rate and foreign exchange risks. Derivatives are limited in use and are not entered into for speculative purposes.

         The Company enters into interest rate swaps to manage interest rate risk on a portion of its long-term borrowings. The differential to be received or paid is accrued, as interest rates change, and recognized over the life of the agreement.

         The Company enters into foreign exchange contracts to hedge foreign currency denominated assets or liabilities and currency commitments. Gains and losses on foreign exchange contracts are recognized currently and are generally offset by gains or losses on the related assets or liabilities. If the transaction qualifies as a hedge, the resulting gains and losses are deferred.

  Environmental Obligations

         Expenditures for environmental obligations that relate to current operations are expensed or capitalized, as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated.

  Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". This standard requires an asset and liability approach for financial accounting and income tax reporting based on enacted tax rates.

  Revenue Recognition

         The Company's revenues are composed of product sales and rental, service and other revenues. The Company recognizes product sales revenues upon delivery to the customer. Rental, service and other revenues are recorded when such services are performed.

   Minority Interests

         The Company records minority interests expense which primarily represents the portion of the earnings of M-I L.L.C. ("M-I") applicable to the 36 percent minority interest partner. In addition, minority interests includes income and expense associated with the minority interest ownership positions in other joint ventures.

   Employee Benefits

         The Company accounts for postretirement benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". This standard requires the cost of postretirement benefits to be recognized over the employee service periods.

         The provisions of SFAS No. 87, "Employers' Accounting for Pensions", require an additional minimum liability to be recognized for a defined benefit plan to the extent that the accumulated pension benefit obligation exceeds the fair value of pension plan assets and any accrued pension liabilities. An offsetting intangible asset is recorded in the amount of the additional minimum liability, not to exceed the amount of any unrecognized prior service costs and any unrecognized transition obligation. Amounts exceeding the unrecognized prior service costs and unrecognized transition obligation are reflected in other current liabilities in the Consolidated Balance Sheets.

   New Accounting Pronouncements

         In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130 "Reporting Comprehensive Income" effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and displaying comprehensive income and its components. Had SFAS No. 130 been adopted as of December 31, 1997, the primary adjustment required to disclose net income on a comprehensive income basis would have related to changes in the cumulative translation adjustment amounts reported.

         In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal periods beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded and measured at its fair value. The statement requires that changes in fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The impact of adopting SFAS No. 133 has not yet been quantified but is not expected to have a material impact upon the Company's financial condition or results of operations.


   Reclassifications

         Certain prior year amounts have been reclassified to conform to current year presentation.

2.  ACQUISITIONS

  Acquisition of Anchor Drilling Fluids, A.S.

         On June 11, 1996, M-I acquired the assets of Anchor Drilling Fluids, A.S. ("Anchor") in exchange for cash of approximately $105.3 million. Anchor is a Stavanger, Norway based operation which is principally engaged in providing drilling fluid products and services to the offshore oil and gas industry. The Company utilized $73.4 million of borrowings under new loan agreements to finance their portion of the purchase price and retire certain debt assumed in the acquisition. The minority partner contributed $41.3 million to fund their portion of the purchase price and retire certain debt, which is included in Minority Interests in the accompanying Consolidated Balance Sheets.

   Acquisition of The Red Baron (Oil Tools Rental) Ltd.

         On October 9, 1996, the Company acquired all of the outstanding shares of The Red Baron (Oil Tools Rental) Ltd. ("Red Baron") in exchange for cash and notes payable of approximately $40.3 million. Red Baron is an Aberdeen, Scotland based supplier of fishing and other downhole remedial products and services to the oil and gas industry.

   Acquisition of Tri-Tech Fishing Services, L.L.C.

         On April 16, 1997, the Company acquired all of the equity interests in Tri-Tech Fishing Services, L.L.C. ("Tri-Tech") in exchange for consideration totaling approximately $20.4 million. Tri-Tech is a supplier of fishing and other downhole remedial products and services to the U.S. Gulf Coast area.

   Acquisition of Fleming Oilfield Services, Ltd.

         On October 16, 1997, the Company acquired all of the outstanding shares of Fleming Oilfield Services, Ltd. ("Fleming") in exchange for cash of approximately $17.3 million. Fleming is a Calgary, Alberta based supplier of drilling fluids products and services to the Canadian oil and gas industry.

   Other Purchase Acquisitions

         In 1997, the Company has completed the acquisitions of eight other operations for an aggregate purchase price of $43.0 million. Additionally, several other acquisitions were completed in 1996 and 1995 in exchange for consideration of $6.2 million and $7.8 million, respectively. These acquisitions have generally been financed with cash, new term loans or borrowings against available lines of credit.

         The above acquisitions have been recorded using the purchase method of accounting and, accordingly, the acquired operations have been included in the results of operations since their respective acquisition dates. The purchase price was allocated to the net assets acquired based upon their estimated fair market values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired amounted to approximately $54.2 million in 1997 and $119.6 million in 1996, which has been recorded as goodwill.

         The balances included in the Consolidated Balance Sheets related to the current year acquisitions are based upon preliminary information and are subject to change when additional information concerning final asset and liability valuations is obtained. Material changes in the preliminary allocations are not anticipated by management.

         The following unaudited pro forma supplemental information presents consolidated results of operations as if the Company's current and prior year acquisitions accounted under the purchase method had occurred at the earliest date presented (in thousands, except per share amounts):

                                                 1997                    1996
                                                 ----                    ----
                                                         (UNAUDITED)
Revenues....................................  $ 1,613,145            $ 1,295,063
Net income..................................  $   105,875            $    65,711
Earnings per share :
      Basic.................................  $      2.23            $      1.39
      Diluted...............................  $      2.20            $      1.38

         The unaudited pro forma supplemental information is based on historical information and does not include estimated cost savings; therefore, it does not purport to be indicative of the results of operations had the combinations been in effect at the dates indicated or of future results for the combined entities.

Acquisition of Wilson Industries, Inc.

         On April 30, 1998, the Company merged with Wilson, a Houston, Texas based provider of products and services to the international petroleum and petrochemical industries. In connection with the merger, the Company issued a total of 7.9 million of its shares in exchange for all of the outstanding shares of common stock of Wilson. The transaction has been accounted for as a pooling of interests and, accordingly, the financial statements for all periods presented have been restated to include the accounts of Wilson.

         Wilson adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" on January 1, 1995 in compliance with the reporting rules for non-public companies. In connection with the acquisition, the Company conformed reporting for SFAS No. 106 to the requirements for public companies which increased Wilson's historical net income for the year ended December 31, 1995 by $3.3 million. During the periods presented, certain reclassification entries were necessary in order to conform Wilson's method of accounting to the Company's method. Other adjustments to conform Wilson's accounting policies are immaterial and will be accounted for on a prospective basis.

         The revenues and net income amounts included in the accompanying Statements of Operations are disclosed in the following table with Wilson's amounts for the periods prior to the merger presented separately:

                                            Years Ended December 31,
                               ---------------------------------------------------
                                    1997               1996              1995
                               --------------     --------------    --------------
             Revenues:
               Smith.........  $    1,563,144     $    1,156,658    $      874,544
               Wilson........         604,808            495,248           395,934
                               ==============     ==============    ==============
               Combined......       2,167,952          1,651,906         1,270,478
                               ==============     ==============    ==============

             Net Income:
               Smith.........         102,351             64,444            45,592
               Wilson........          18,978              8,853             3,496
                               --------------     --------------    --------------
               Combined......         121,329             73,297            49,088
                               ==============     ==============    ==============


Cash Flow Disclosures

         The following schedule summarizes investing activities related to current year acquisitions included in the Consolidated Statements of Cash Flows:

Fair value of assets, net of cash acquired of $1,958..................        $55,861
Goodwill recorded.....................................................         54,196
Less:  Total liabilities assumed......................................        (29,401)
                                                                              -------
Cash paid for acquisition of businesses, net of cash acquired.........        $80,656
                                                                              =======


3.  EARNINGS PER COMMON SHARE

         During 1997, the Company adopted SFAS No. 128 "Earnings per Share". The Statement is effective for financial statements for both interim and fiscal periods ending after December 15, 1997 and requires restatement of all prior-period earnings per share ("EPS") data. SFAS No. 128, which conforms the U.S. method of computing EPS with international accounting standards, requires dual presentation of basic and diluted EPS data. Basic EPS is computed using the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to the potential dilution of earnings which could have occurred if additional shares were issued for stock option exercises under the treasury stock method. For purposes of the EPS computation, the 7.9 million shares issued in connection with the Wilson acquisition have been treated as if they had been issued and outstanding for all periods presented.

         The following schedule reconciles the income and shares used in the basic and diluted EPS computations (in thousands, except per share data):

                                             1997         1996         1995
                                             ----         ----         ----
BASIC EPS

Net income ...........................     $121,329     $ 73,297     $ 49,088
                                           ========     ========     ========

Weighted average number of common
  shares outstanding .................       47,504       47,252       46,943
                                           --------     --------     --------

Basic EPS ............................     $   2.55     $   1.55     $   1.05
                                           ========     ========     ========


                                               1997         1996         1995
                                           --------     --------     --------
DILUTED EPS

Net income ...........................     $121,329     $ 73,297     $ 49,088
                                           ========     ========     ========

Weighted average number of common
  shares outstanding .................       47,504       47,252       46,943
Dilutive effect of stock options .....          579          528          340
                                           --------     --------     --------
                                             48,083       47,780       47,283
                                           --------     --------     --------

Diluted EPS ..........................     $   2.52     $   1.53     $   1.04
                                           ========     ========     ========


4.  INVENTORIES

         Inventories consist of the following at December 31:

                                                       1997           1996
                                                    ---------      ---------
Raw materials .................................     $  35,845      $  31,284
Work-in-process ...............................        79,080         50,518
Products purchased for resale .................        91,159         75,989
Finished goods ................................       284,753        241,496
                                                    ---------      ---------
                                                      490,837        399,287
Reserves to state certain U.S. inventories
  ($191,448 in 1997 and $155,365 in 1996)
  on a LIFO basis .............................       (22,874)       (19,058)
                                                    ---------      ---------
                                                    $ 467,963      $ 380,229
                                                    =========      =========

5. DEBT

         The following summarizes the Company's outstanding debt at December 31:

                                                                                      1997            1996
                                                                                      ----            ----
     CURRENT:
       Short-term borrowings..................................................       $61,010        $ 49,178
       Current portion of long-term debt......................................        30,513          32,305
                                                                                     -------        --------
         Short-term borrowings and current portion of long-term debt..........        91,523          81,483
                                                                                     -------        --------
     LONG-TERM:
       Notes:
       7% Senior Notes maturing September 2007 with an effective interest rate of 7.07%. Interest payable semi-annually (presented net of
       unamortized discount of $1,009)........................................       148,991              --

       Notes payable to insurance companies maturing between 1998 and 2006.
       Interest payable quarterly or semi-annually at rates ranging from 6.02%
       to 9.83%...............................................................       100,889         116,000

       7.7% senior secured notes maturing July 2007.  Principal due in equal annual installments of $7.1 million beginning July 2001. Interest
       payable semi-annually..................................................        50,000              --

       Bank revolvers payable:
       $120.0 million revolving note expiring December 2002. Interest payable quarterly at base rate (8.50% at December 31, 1997) or adjusted
       Eurodollar interbank rate, as defined (6.24% at December 31, 1997)
       and described below....................................................        10,600          55,000

       M-I L.L.C. $80.0 million revolving note expiring December 2002.
       Interest payable quarterly at base rate (8.50% at December 31, 1997)
       or adjusted Eurodollar interbank rate, as defined (6.20% at December 31,
       1997) and described below.............................................        37,000           37,200

       $40.0 million revolving credit facility expiring July 2000 and various other facilities.  Interest payable quarterly at alternate
       base rate or Eurodollar rate (7.24% at December 31, 1997) as defined          15,300           32,000
       and described below....................................................

Term Loans:
       320.0 million Norwegian Krone term loan facility with a bank group.
       Principal due in semi-annual installments of 32.0 million Krone through
       December 2000, remainder due March 2001.
       Interest payable semi-annually at a Eurokrone rate (4.55% at                   30,498          44,626
       December 31, 1997), ranging from NIBOR + 3/8 to NIBOR + 3/4............

       Other                                                                           8,814           7,922
                                                                                   ---------       ---------
                                                                                     402,092         292,748
       Less current portion of long-term debt.................................       (30,513)        (32,305)
                                                                                   ---------       ---------
       Long-term debt.........................................................      $371,579       $ 260,443
                                                                                   =========       =========

         Principal payments of long-term debt for years subsequent to 1998 are as follows:

         1999.................................      $  20,942
         2000.................................         36,242
         2001.................................         57,027
         2002.................................         58,845
         Thereafter...........................        198,523
                                                    ---------
                                                    $ 371,579
                                                    =========

         The Company's short-term borrowings consist of amounts outstanding under short-term lines of credit and a short-term loan. Certain subsidiaries of the Company have unsecured short-term line of credit facilities with banks aggregating approximately $49 million. At December 31, 1997, approximately $20 million of additional borrowing capacity was available under these facilities. These lines of credit had a weighted average interest rate of 11 percent and 12 percent at December 31, 1997 and 1996, respectively. The remainder of the balance relates to a short-term loan with a bank which carries interest at 7.5 percent and is scheduled to mature on March 31, 1998.

         Additionally, the Company has $200.0 million of unsecured revolving credit agreements at December 31, 1997. These agreements provide for the election of interest at a base rate or a Eurodollar rate ranging from LIBOR + 1/4 to LIBOR + 5/8 and require the payment of a quarterly commitment fee ranging from .09 percent to .20 percent of the unutilized credit facility. The interest and commitment fee percentages are determined based upon the senior debt rating of the Company, as defined. As of December 31, 1997 the borrowing capacity under these lines of credit approximated $152 million.

         Wilson entered into a revolving credit facility with various lenders and issued $50.0 million of senior secured notes in 1997. These agreements are secured by substantially all of Wilson's receivables and inventories. The revolving credit facility provides for up to $40.0 million of borrowing capacity based upon the available borrowing base, as defined. Additionally, the credit agreement allows for the election of interest at a alternate base rate, as defined, or Eurodollar rate ranging from LIBOR + 3/4 to LIBOR + 1 1/4 and requires the payment of a quarterly commitment fee ranging from 0.2 percent to
0.25 percent of the unutilized facility. The interest and commitment fee percentages are determined based upon Wilson's funded debt to total capital ratio, as defined. As of December 31, 1997, the borrowing capacity under the Wilson credit facility approximated $23.8 million.

         During 1997 the Company completed a public debt offering for $150.0 million of unsecured 7% Senior Notes. The Notes are redeemable by the Company, in whole or in part, at any time prior to maturity at a redemption price equal to accrued interest plus the greater of the principal amount or the present value of the remaining principal and interest payments.

         The Company was in compliance with all of its loan covenants under the various loan indentures at December 31, 1997 and 1996. The indentures relating to its long-term debt contain certain covenants restricting the payment of cash dividends to the Company's common shareholders based on net income and operating cash flow formulas, as defined. Excluding amounts paid by Wilson to its shareholders, no dividends have been paid or declared since the first quarter of 1986.

         Interest paid during the years ended December 31, 1997, 1996 and 1995 amounted to $27.3 million, $20.3 million and $16.6 million, respectively.

6.  FINANCIAL INSTRUMENTS

  Interest Rate Contracts

         From time to time the Company enters into interest rate swaps with the intent of managing the exposure to interest rate risk. Interest rate swaps are contractual agreements between two parties for the exchange of interest payments on a notional principal amount and agreed upon fixed or floating rates, for defined time periods.

         At December 31, 1997 and 1996, the Company had notional principal amounts of interest rate swaps on outstanding debt of $80.5 million and $90.6 million, respectively. Gains and losses from interest rate swaps are recognized currently in the Consolidated Statements of Operations. All swap agreements, which are hedges against certain debt obligations, are classified as for "purposes other than trading" under the provisions of SFAS No. 119.

         In the unlikely event that the counterparty fails to perform under the contract, the Company bears the credit risk that payments due to the Company may not be made.

  Foreign Currency Contracts and Options

         From time to time, the Company enters into spot and forward contracts as a hedge against foreign currency denominated assets and liabilities and currency commitments. Market value gains and losses on such forward contracts are recognized currently, and the resulting amounts generally offset foreign exchange gains or losses on the related accounts. Gains or losses on contracts are deferred if the transaction qualifies as a hedge. At December 31, 1997 and 1996, foreign exchange contracts outstanding totaled $20.9 million and $17.3 million, respectively.


         The Company also purchases foreign exchange option contracts to hedge certain operating exposures. Premiums paid under these contracts are expensed over the life of the option contract. Gains arising on these options are recognized at the time the options are exercised. The Company had $12.0 million and $12.3 million of foreign exchange option contracts outstanding at December 31, 1997 and 1996, respectively.

  Fair Value

                                                                        1997                           1996
                                                              --------------------------    ---------------------------
                                                                Recorded         Fair          Recorded        Fair
                                                                  Value         Value           Value          Value
                                                              ----------    -------------   ------------- --------------
  Long-term debt............................................  $  402,092    $     404,087   $     292,748 $      295,759
  Interest rate swaps.......................................          --           (1,239)             --           (482)

         The fair value of the remaining financial instruments, including cash and cash equivalents, receivables, payables, short-term debt and foreign currency contracts, approximates the carrying value due to the short-term nature of these instruments.

7.  INCOME TAXES

         The geographical sources of income before income taxes and minority interests for the three years ended December 31, 1997, were as follows:

                                                                            1997         1996         1995
                                                                          --------     --------     --------
Income before income taxes and minority interests:
  U.S ...............................................................     $141,418     $ 78,698     $ 58,102
  Non-U.S ...........................................................       78,537       51,047       20,399
                                                                          --------     --------     --------
  Total .............................................................     $219,955     $129,745     $ 78,501
                                                                          ========     ========     ========

         The income tax provision is summarized as follows:

                                                                  1997             1996             1995
                                                                  ----            ------            -----
     Current -
       U.S. ...........................................        $ 28,636         $ 14,081           $ 3,130
       Non-U.S. .......................................          27,143           18,276            10,748
       State...........................................           2,277            1,582             1,399
                                                                 ------         --------           -------
                                                                 58,056           33,939            15,277
                                                                 ------         --------           -------
     Deferred -
       U.S. ..........................................           (3,393)          (2,753)             (711)
       Non-U.S. .......................................           4,446              429              (962)
                                                               --------         --------           -------
                                                                  1,053           (2,324)           (1,673)
                                                               --------         --------           --------
     Income tax provision..............................        $ 59,109         $ 31,615           $13,604
                                                               ========         ========           =======

         Deferred taxes are principally attributable to timing differences related to depreciation expense and net operating loss ("NOL") and tax credit carryforwards. In 1997, 1996 and 1995, the Company reported the tax benefit of operating loss carryforwards as a reduction in the provision for income taxes in accordance with SFAS No. 109.

         The consolidated effective tax rate (as a percentage of income before income taxes and minority interests) is reconciled to the U.S. Federal Statutory rate as follows:

                                                                      1997             1996              1995
                                                                    -------          -------            -------
   U.S. Federal statutory tax rate...............................      35.0%            35.0%              35.0%
   Utilization of U.S. net operating
     loss and credit carryforwards...............................      (5.0)            (8.2)             (17.4)
   Minority interest's share of U.S. partnership earnings........      (5.4)            (5.0)               (6.8)
   Permanent differences.........................................       1.7              2.0                2.4
   State taxes, net..............................................       1.2              1.3                1.8
   Non-U.S. tax provisions which vary from the
     U.S. rate/non-U.S. losses with no
     tax benefit realized........................................      (0.3)             0.4                3.6
   Other items, net..............................................      (0.3)            (1.1)              (1.3)
                                                                    -------          -------            -------
     Effective tax rate..........................................      26.9%            24.4%             17.3%
                                                                    =======          =======            ======

         The components of deferred taxes at December 31 are as follows:

                                                                                                                        NET
                                                                                           1997          1996         CHANGE
                                                                                         --------      --------      --------
Deferred tax liabilities attributed to the excess of net book basis over remaining tax basis (principally depreciation):
    U.S ............................................................................     $(14,018)     $(11,319)     $ (2,699)
    Non-U.S ........................................................................      (11,124)       (9,789)       (1,335)
                                                                                         --------      --------      --------
  Total deferred tax liabilities ...................................................      (25,142)      (21,108)       (4,034)
                                                                                         --------      --------      --------

Deferred tax assets attributed to
  net operating loss and tax credit
  carryforwards:
    U.S ............................................................................       10,265        23,986       (13,721)
    Non-U.S ........................................................................       27,095        27,860          (765)

Other deferred tax assets (principally accrued liabilities not deductible until paid):
    U.S ............................................................................       29,293        21,698         7,595
    Non-U.S ........................................................................        5,910         7,980        (2,070)
                                                                                         --------      --------      --------
      Subtotal .....................................................................       72,563        81,524        (8,961)

Valuation allowance ................................................................      (35,412)      (48,805)       13,393
                                                                                         --------      --------      --------

  Subtotal deferred tax assets .....................................................       37,151        32,719         4,432
                                                                                         --------      --------      --------

  Net deferred tax assets ..........................................................     $ 12,009      $ 11,611      $    398
                                                                                         ========      ========      ========

Balance sheet presentation:

  Deferred tax assets, net .........................................................     $ 27,329      $ 10,882
  Other assets .....................................................................        1,765         2,788
  Other current liabilities ........................................................         (507)           --
  Deferred tax liabilities .........................................................      (16,578)       (2,059)
                                                                                         --------      --------
     Net deferred tax assets .......................................................     $ 12,009      $ 11,611
                                                                                         ========      ========

         For U.S. tax reporting purposes, the Company utilized all cumulative NOL and investment and other business credits available during 1997. At December 31, 1997, alternative minimum tax credits of $10.3 million, with no expiration, are available to reduce future U.S. income taxes.

         Income taxes paid during the years ended December 31, 1997, 1996 and 1995 amounted to $49.3 million, $20.9 million and $6.6 million, respectively.

         The Company has provided additional taxes for the anticipated repatriation of certain earnings of its non-U.S. subsidiaries. Undistributed earnings above the amounts upon which additional taxes have been provided, which approximated $38.2 million at December 31, 1997, are intended to be permanently invested by the Company. It is not practicable to determine the amount of applicable taxes that would be incurred if any of such earnings were repatriated.

8.  CAPITAL STOCK

  Common stock warrants

         All outstanding common stock warrants, which allowed for conversion into shares of the Company's common stock, were exercised or expired during 1995 and 1996. In 1995, approximately $1.2 million was received upon the exercise of 143,572 warrants into an equivalent number of common shares. No common stock warrants were outstanding at December 31, 1997 or 1996.

9.  STOCKHOLDERS' RIGHTS PLAN

         During 1990, the Company adopted a Stockholders' Rights Plan ("Rights Plan"). As part of the Rights Plan, the Company's Board of Directors declared a dividend of one preferred stock purchase right ("Right") for each share of the Company's common stock outstanding on June 29, 1990. The Board also authorized the issuance of one such Right for each share of the Company's common stock issued after June 29, 1990 until the occurrence of certain events.

         Each Right entitles the holder thereof (except an Acquiring Person) to purchase, at an exercise price of $50, shares of the Company's common stock having a market value of twice the Right's exercise price. The Rights are exercisable upon the occurrence of certain events related to a person acquiring or announcing the intention to acquire beneficial ownership of 20 percent or more of the Company's common stock. The Rights are not exercisable in the event the Company's common stock is acquired pursuant to a Qualifying Offer, as defined in the Rights Plan. In addition, if the Company is involved in a merger or other business combination transaction, or sells 50 percent or more of its assets or earning power to another entity, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other entity having a value of twice the Right's exercise price.

         The Rights are subject to redemption at the option of the Board of Directors at a price of $0.01 per Right until the occurrence of certain events. The Rights currently trade with the Company's common stock, have no voting or dividend rights and expire on June 19, 2000.


10.  EMPLOYEE STOCK OPTIONS

         As of December 31, 1997, the Company had outstanding stock options granted under the 1989 Long-Term Incentive Compensation Plan ("1989 Plan"). Options are generally granted at fair market values on the date of grant with matters such as vesting periods and expiration of options determined on a grant-by-grant basis. The options, exercisable at various dates through December 2007, are conditioned upon continued employment.

         During 1997, all options remaining under the 1982 Stock Option Plan were exercised or forfeited. No further options may be granted under this Plan.

         The Company has adopted the reporting standards of SFAS No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation". SFAS 123, which was effective for fiscal years beginning after December 15, 1995, established financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which equity instruments are issued to non-employees for the acquisition of goods and services. SFAS 123 required, among other things, that compensation cost be calculated for fixed stock options at the grant date by determining fair value using an option-pricing model. The Company has the option of recognizing the compensation cost over the vesting period as an expense in the Consolidated Statements of Operations or making pro forma disclosures in the notes to the financial statements.

         The Company continues to apply APB Opinion 25 and related Interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements for its stock option plan. Had the Company elected to apply the accounting standards of SFAS 123, the Company's net income and earnings per share would have approximated the pro forma amounts indicated below:

                                                                 1997              1996            1995
                                                               --------          -------         -------
         Net income               As reported                  $121,329          $73,297         $49,088
                                  Pro forma                    $120,040          $72,811         $48,991

         Earnings per share       As reported:
                                     Basic
                                     Diluted                   $   2.55          $  1.55         $  1.05
                                                               $   2.52          $  1.53         $  1.04
                                  Pro forma:
                                     Basic
                                     Diluted                   $   2.53          $  1.54         $  1.04
                                                               $   2.50          $  1.52         $  1.04

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model which resulted in a weighted-average fair value of $18.68, $12.37 and $7.50 for grants made during the years ended December 31, 1997, 1996 and 1995, respectively. The following assumptions were used for option grants in 1997, 1996 and 1995, respectively; dividend yield of 1.5 percent, 1.6 percent and 1.0 percent; expected volatility of 19 percent, 23 percent and 38 percent, risk-free interest rates of 5.7 percent, 6.2 percent and 6.9 percent and an expected life of six years. The compensation expense included in the above pro forma net income may not be indicative of amounts to be included in future periods as the fair value of options granted prior to 1995 was not determined.

         A summary of the Company's stock option plans as of December 31, 1997, 1996 and 1995, and changes during those years is presented below:

                                                                                     Weighted-Average
                                                                  Shares                 Exercise
                                                               Under Option                Price
                                                           ----------------------  ----------------------
Outstanding at December 31, 1994....................             1,377,075                $ 11.22

Options granted......................................              225,485                  16.82
Options forfeited....................................             (13,574)                  11.62
Options exercised....................................            (228,940)                   9.35
                                                                 --------

Outstanding at December 31, 1995....................             1,360,046                  12.43

Options granted......................................              252,670                  40.79
Options forfeited....................................              (1,290)                  17.88
Options exercised....................................            (348,408)                  11.13
                                                                 --------

Outstanding at December 31, 1996.....................            1,263,018                  18.46

Options granted......................................              284,500                  69.06
Options forfeited....................................             (19,335)                  18.03
Options exercised....................................            (159,021)                  11.39
                                                                 --------

Outstanding at December 31, 1997.....................            1,369,162                $ 29.79

         The number of outstanding fixed stock options exercisable at December 31, 1996 and 1995 was 481,606 and 494,889, respectively. These options had a weighted average exercise price of $12.13 and $11.56 at December 31, 1996 and 1995, respectively. The following summarizes information about fixed stock options outstanding at December 31, 1997:

                                    Options Outstanding                      Options Exercisable
                     --------------------------------------------------  -----------------------------
                                         Weighted           Weighted                       Weighted
Range of Exercise                         Average           Average                         Average
      Prices            Number           Remaining          Exercise        Number         Exercise
                     Outstanding     Contractual Life        Price        Exercisable        Price
-------------------  ------------    ------------------   -------------  --------------   ------------
$  8.38 - $10.31          183,335           5.4                 $ 9.21         183,335         $ 9.21
$12.56 - $17.88           655,412           6.5                  14.36         424,858          14.11
$22.50 - $41.13           245,915           8.9                  40.83          62,314          40.53
$69.06                    284,500           9.9                  69.06           --               --
                        ---------           ---                 ------         -------         ------
                        1,369,162           7.3                 $29.79         670,507         $15.22
                        =========           ===                 ======         =======         ======

         At December 31, 1997, there were 173,916 shares of common stock reserved under the 1989 Plan for the future granting of stock options, awarding of additional restricted stock options and/or awarding of additional Stock Appreciation Rights.


11.  EMPLOYEE BENEFITS

  Pension Plans

         The Company has pension plans in the U.S. and the United Kingdom ("U.K."). In 1987, Smith and Wilson amended their defined benefit plans to freeze all future benefit accruals and prohibit the addition of any new participants. At that time, the plans covered substantially all full-time U.S. employees of the respective companies. Due to the freezing of the plans, no material contributions were made to the plans for any period presented. Although M-I sponsors certain defined benefit plans, most of the M-I employees are not covered by a pension plan.

         During 1997, a decision was made to terminate the U.K. pension plan and replace it with a defined contribution plan. All current and future obligations to plan participants are expected to be settled in 1998.

         The following tables detail the components of pension expense for the three years ended December 31, 1997, the funded status of the plans and major assumptions used to determine these amounts:

                                                  1997       1996      1995
                                                 ------     ------    ------
Service cost...............................      $  323     $  311    $  286
Interest cost..............................       1,586      1,476     1,405
Actual return on plan assets...............      (2,966)    (2,948)   (1,917)
Net total of other components..............       1,409      1,812       913
                                                 ------     ------    ------
Net periodic pension cost..................      $  352     $  651    $  687
                                                 ======     ======    ======

Reconciliation of Funded Status of the Plan:

                                                                    1997             1996
                                                                   -------          -------
Actuarial present value of benefit obligations:

  Vested benefit obligation................................        $23,983          $19,639
                                                                   =======          =======
  Accumulated benefit obligation...........................        $24,154          $19,762
                                                                   =======          =======
  Projected benefit obligation.............................        $25,347          $20,868
  Plan assets at fair value................................         25,475           21,039
                                                                   -------          -------
  Plan assets in excess of projected
   benefit obligation......................................        $   128          $   171
  Unrecognized prior service cost..........................             46               32
  Unrecognized net gain ...................................           (254)            (683)
  Unrecognized net obligation remaining....................            775              969
  Additional minimum liability.............................         (1,283)          (1,529)
                                                                   -------          -------
  Pension liability recorded in accompanying
   Balance Sheet...........................................        $  (588)         $(1,040)
                                                                   =======          =======

Weighted-average assumed discount rate.....................      6.7% - 8.0%       7.5% - 9.0%

Rate of compensation increases in the U.K. (none in the
U.S. due to freezing of benefits)..........................         6.5%              7.0%

Weighted-average expected long-term rate of return on
Plan assets................................................      8.0% - 9.0%       8.0% - 9.0%         8.5% - 9.0%

         The Company has several other pension plans covering certain U.S. and non-U.S. employees as well as a pension plan covering directors. Pension expense, total accumulated plan benefits and net assets available for benefits for these plans were not material at and for the periods ended December 31, 1997, 1996 or 1995.

Retirement Plans

         The Company established the Smith International, Inc. 401(k) Retirement Plan (the "Plan") for the benefit of all eligible employees. Employees may voluntarily contribute up to 12 percent of compensation, as defined, to the Plan. The Company makes retirement, matching and, in certain cases, discretionary matching contributions to each participant's account under the Plan. Participants receive a full match of the first 1 1/2 percent of their contributions along with a retirement contribution ranging from 2 percent to 6 percent of their qualified compensation. In addition, the Company may provide discretionary matching contributions to participants who are employed by the Company on December 31. The Company's contributions to the Plan totaled approximately $6.9 million, $4.9 million and $3.9 million in 1997, 1996 and 1995, respectively.

         M-I has a Company Profit-Sharing and Savings Plan (the "M-I Plan") under which participating employees may defer up to 12 percent of their compensation, as defined. Under the terms of the M-I Plan, qualified employees are eligible to receive basic, matching and profit-sharing contributions with the approval of the Employee Benefits Committee, and in certain instances, the Board of Directors. Participants are eligible to receive a basic contribution equal to 3 percent of qualified compensation, and a full match of the first 1 1/2 percent of their contributions. Further, effective January 1, 1996, the Board of Directors approved an additional profit-sharing match of up to 2 1/2 percent of participant's voluntary contributions. Total contributions under the M-I Plan approximated $5.0 million in 1997, $4.2 million in 1996 and $2.2 million in 1995.

         Certain of the Company's subsidiaries sponsor various defined contribution plans. The Company's contributions under these plans for each of the three years in the period ended December 31, 1997 were immaterial.

Postretirement Benefit Plans

         The Company and its subsidiaries provide certain health care benefits for retired employees. Many of the employees who retire from the Company are eligible for these benefits.

         The Smith International, Inc. Retiree Medical Plan ("Smith Medical Plan") provides postretirement medical benefits to retirees and their spouses. The retiree medical plan has an annual limitation (a "cap") on the dollar amount of the Company's portion of the cost of benefits incurred by retirees under the Plan. The remaining cost of benefits in excess of the cap is the responsibility of the participants. The cap will be adjusted annually for inflation, which is currently assumed to be 4 percent.

         M-I provides retiree medical coverage to eligible retirees and their dependents under the M-I Drilling Fluids Retiree Medical Plan ("M-I Medical Plan"). Eligibility for inclusion in that plan; however, was closed as of January 1, 1994, to the majority of M-I's employees. M-I contributes to the cost of the benefits under this plan; however, these costs are reviewed annually for inflation, and limited to a maximum 5 percent increase in M-I's contribution per year. Any costs in excess of M-I's maximum contribution are the responsibility of the retiree or their dependents.

         Although Wilson provides postretirement medical coverage to eligible retirees and their spouses, new employees have not been eligible for inclusion under this program since February 1987. Eligible individuals are able to continue primary medical coverage under Wilson's group insurance programs until reaching the age of 65 at which time such coverage becomes secondary for participants electing to remain in the program. Participating retirees are required to contribute a portion of the insurance premiums under the program with Wilson responsible for any costs in excess of those contributions.

         The following table sets forth the plans' unfunded status reconciled with the amount shown in the Company's Consolidated Balance Sheets at December 31:

                                                                      1997                    1996
                                                                      ----                    ----
Accumulated postretirement benefit obligation:
  -  Retirees.........................................             $  (9,981)                $(8,050)
  -  Actives..........................................                (9,594)                 (7,681)
Plan assets at fair value.............................                 --                      --
                                                                   ---------                ---------
Accumulated postretirement
  benefit obligation in excess of
  plan assets........................................                (19,575)                (15,731)
Unrecognized net loss (gain) and
  prior service cost.................................                  2,705                    (582)
                                                                    --------                --------
Accrued postretirement
  benefit obligation.................................               $(16,870)               $(16,313)
                                                                    ========                ========

         Postretirement benefit expense recognized in the Consolidated Statements of Operations for the three years ended December 31, 1997, is summarized as follows:

                                               1997         1996         1995
                                             -------      -------      -------
Service cost ...........................     $   235      $   239      $   211
Interest cost on accumulated
  postretirement benefit obligation
  and other ............................       1,208        1,149        1,137
Net amortization .......................          (6)         (60)          91
                                             -------      -------      -------
Postretirement benefit expense .........     $ 1,437      $ 1,328      $ 1,439
                                             =======      =======      =======

         The health care cost trend rate assumption can have a significant effect on the amounts reported. For measurement purposes, the Plans assume a 5.0 to 8.1 percent annual rate of increase in the per capita cost of covered health care benefits for 1997. The Smith Medical Plan rate was assumed to gradually decrease to 5.0 percent for 2000 whereas the Wilson Medical Plan was assumed to ultimately decrease to 5.2 percent for 2020. Rates for both Plans are assumed to remain at that level thereafter. An increase of one percentage point in the health care cost trend rate would increase the accumulated postretirement benefit obligation by $2.5 million and the aggregate of the service and interest cost components of the postretirement benefit expense by $0.2 million.

         The weighted-average discount rates used in determining the accumulated postretirement benefit obligation for 1997 and 1996 ranged from 6.7 to 7.0 percent and 7.5 to 8.0 percent, respectively.


12.  INDUSTRY SEGMENTS AND INTERNATIONAL OPERATIONS

         The Company operates primarily in one industry segment, the petroleum services segment. The products and services of the petroleum services segment are primarily used in the drilling of oil and gas wells. No single customer represented in excess of 10 percent of total revenues during any of the years presented.

         The following table presents financial information about non-U.S. and U.S. operations and export sales:

                                                               1997            1996          1995
                                                            ----------      ----------     ----------
Revenues:
United States:
  Domestic ............................................     $1,147,244      $  882,265     $  703,633
  Export ..............................................        142,213         118,884         91,352
North Sea/Europe ......................................        298,094         256,135        177,930
Latin America .........................................        210,409         153,540        112,587
Other .................................................        369,992         241,082        184,976
                                                            ==========      ==========     ==========
                                                            $2,167,952      $1,651,906     $1,270,478
                                                            ==========      ==========     ==========

Income before interest and taxes:
  United States........................................     $  125,419          81,108     $   52,793
  North Sea/Europe.....................................         45,552          29,627         15,243
  Latin America........................................         37,515          22,296         21,307
  Other................................................         65,722          37,363         23,083
                                                            ==========      ==========     ==========
                                                            $  274,208      $  170,394     $  112,426
                                                            ==========      ==========     ==========

Identifiable assets:
  United States........................................     $  898,732      $  660,113     $  587,900
  North Sea/Europe.....................................        324,497         322,377        103,629
  Latin America........................................        166,030         138,988         87,322
  Other................................................        283,240         165,784        102,286
                                                            ==========      ==========     ==========
                                                            $1,672,499      $1,287,262     $  881,137
                                                            ==========      ==========     =========

         General corporate expenses have been excluded from income before interest and taxes in the table above. Results of operations as reported in the accompanying consolidated financial statements include general corporate expenses of $25.3 million in 1997, $21.6 million in 1996 and $19.8 million in 1995.

         Transfers between geographic areas, which are eliminated upon consolidation, are excluded from the above presentation. These transfers are recorded by the Company and its subsidiaries based on their various intercompany pricing agreements. U.S. sales to affiliates amounted to $213.4 million, $174.5 million and $126.1 million in 1997, 1996 and 1995, respectively. Non-U.S. sales to affiliates approximated $136.5 million, $93.0 million and $58.2 million in 1997, 1996 and 1995, respectively.

         The Company's revenues are derived principally from uncollateralized sales to customers in the oil and gas industry. This industry concentration has the potential to impact the Company's exposure to credit risk, either positively or negatively, because customers may be similarly affected by changes in economic or other conditions. The creditworthiness of this customer base is strong, and the Company has not experienced significant credit losses on such receivables.


13.   COMMITMENTS AND CONTINGENCIES

  Leases

         The Company routinely enters into operating and capital leases for certain of its facilities and equipment. Amounts related to assets under capital lease were immaterial for the periods presented. Rent expense totaled $20.2 million, $16.2 million and $14.9 million in 1997, 1996 and 1995, respectively.

         Future minimum payments under all non-cancelable operating leases having initial terms of one year or more are as follows:

YEARS ENDING
DECEMBER 31,                                                       AMOUNT
------------                                                       -------
1998...............................................                $16,927
1999...............................................                 13,778
2000...............................................                  8,863
2001...............................................                  6,978
2002...............................................                  5,744
Thereafter.........................................                 33,459
                                                                   -------
                                                                   $85,749
                                                                   =======

   Year 2000

         The Company is currently in the process of identifying, evaluating and implementing modifications to its business systems in order to achieve Year 2000 date conversion compliance without an effect on customers or business operations. The Company expects that all of its enterprise business systems will be Year 2000 compliant by mid-1999, with the majority of the systems expected to be in compliance by the end of 1998. Most of the necessary changes in computer instructional code can be made by upgrading the off-the-shelf software in which the application was created. Subsequent to year end, the Company's systems were upgraded to Oracle version 10.7 which brought most of the Company's enterprise applications into compliance. The Company does not believe that the necessary changes for the remaining systems will require any significant level of external resources, or that failure to implement the proposed changes for the remaining systems would have a material effect on the Company's consolidated financial position or results of operations.

         The Company has not yet determined the complete status of Year 2000 compliance of its suppliers and financial institutions or what additional costs, if any, might be required by the Company. Management believes that non-compliance by the Company's suppliers will not have a material effect. However, the failure of its financial institutions to become Year 2000 compliant could have a material effect on the Company's consolidated financial position or results of operations.

  Litigation

         The Company is a defendant in various legal proceedings arising in the ordinary course of business. In the opinion of management, these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

         The Company is involved in several actions relating to alleged liability in connection with the U.S. Environmental Protection Agency's ("EPA") National Priorities List ("NPL") sites:

         Sheridan. On March 31, 1987, the Sheridan Site Committee (the "Committee") filed a claim on behalf of itself and 59 potentially responsible parties ("PRPs") at the Sheridan Disposal Services site in Hempstead, Texas, a NPL site. The claim was based on the Company's alleged liability to the claimants for "contribution and potential cost recovery for administrative and remedial work" expenses incurred and to be incurred by them in connection with the Sheridan Disposal site. On August 28, 1987, the Company reached a settlement and agreed to pay its allocable share of response costs incurred by the Committee, such share to be limited to the lesser of $3.0 million or 2.93 percent of actual response costs. Based upon an EPA Record of Decision ("ROD"), total remediation costs are estimated to be approximately $28 million. On this basis, the Company's share would be $0.8 million.

         Operating Industries. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (the "Superfund Act"), the EPA has been conducting various activities at the Operating Industries, Inc. ("OII") site, an NPL disposal site located in Monterey Park, California. On June 14, 1988, the United States District Court entered an order approving a Stipulation and Agreement to Compromise and Settle EPA's claim against the Company (the "OII Settlement Agreement"). Under the OII Settlement Agreement, the Company agreed to pay its allocable share of total future site response costs at the OII site, which is limited to the lesser of $5.0 million or 0.65 percent of future site response costs.

         Actual remediation of the OII Site is likely to extend for a number of years after a final remedy is selected for the site. The EPA issued the ROD with respect to the OII Site, estimating remediation costs of $300 million. The Company is presently unable to determine the amount it may ultimately have to contribute to the OII site pursuant to the OII Settlement Agreement. This amount will range from approximately $150,000 that the Company has already paid to the $5.0 million at which the Company's liability is capped under the OII Settlement Agreement.

         Chemform. The Company operated a business and held a leasehold interest in property located in Pompano Beach, Florida (the "Chemform Site") between May 14, 1976 and March 16, 1979, at which time the Company sold the business and assigned the lease. The EPA placed the Chemform Site on the NPL on October 4, 1989. On September 22, 1992, the EPA issued the ROD for a portion of the Chemform Site. The ROD selected a "No Action with Monitoring" alternative, requiring groundwater to be monitored quarterly for at least one year. Although the Company and two other PRPs completed four quarters of groundwater monitoring, the Florida Department of Environmental Protection ("Florida DEP") requested additional monitoring. The Company and two other PRPs performed the additional monitoring and are presently conducting discussions with the EPA and the Florida DEP regarding what, if any, additional monitoring work will be required. The final scale of any monitoring work is not yet known. It is also not yet known whether any groundwater remediation work will thereafter be required.

         On September 16, 1993, the EPA issued the ROD for the remainder of the Chemform Site, which addressed site-related soil contamination. The ROD determined that no further action was necessary to address Operable Unit Two at the site; however, the Florida DEP requested that additional soil be removed at the Chemform Site. The Company and the two other PRPs performed the soil removal requested under the oversight of the Florida DEP and has provided a Technical Memorandum summarizing this action to the EPA and the Florida DEP. The Company has not received any written response from either the EPA or the Florida DEP. In April 1996, the Company and the other PRPs received a letter from the EPA demanding approximately $0.8 million in response and oversight costs. The Company and the other PRP's are contesting this claim and are requesting additional information. As the EPA still retains jurisdiction over the Chemform Site, it is possible that additional issues may arise which would require further resolution, including the claim by the EPA for payment of past oversight or response costs incurred. The Company intends to scrutinize and, if necessary, vigorously contest any such claims made by the EPA.

         At December 31, 1997, the remaining recorded liability for estimated future clean-up costs for the sites discussed above as well as properties currently or previously owned or leased by the Company was $3.2 million. As additional information becomes available, the Company may be required to provide for additional environmental clean-up costs for Superfund sites and for properties currently or previously owned or leased by the Company. However, the Company believes that none of its clean-up obligations will result in liabilities having a material adverse effect on the Company's consolidated financial position or results of operations.


14.  QUARTERLY INFORMATION (UNAUDITED)

1997                                             FIRST         SECOND          THIRD         FOURTH           YEAR
                                                 -----         ------          -----         ------           ----
Revenues.................................    $   490,355    $   527,867    $   561,854    $   587,876    $   2,167,952
                                               ==========     ==========     ==========     ==========     ============
Gross profit.............................    $   143,788    $   158,228    $   168,128    $   182,455    $     652,599
                                               ==========     ==========     ==========     ==========     ============
Net income...............................    $    24,798    $    28,133    $    32,394    $    36,004    $     121,329
                                               ==========     ==========     ==========     ==========     ============
Basic earnings per share.................    $      0.52    $      0.59    $      0.68    $      0.76    $        2.55
                                               ==========     ==========     ==========     ==========     ============
Diluted earnings per share...............    $      0.52    $      0.59    $      0.67    $      0.75    $        2.52
                                               ==========     ==========     ==========     ==========     ============

1996                                            FIRST          SECOND         THIRD          FOURTH           YEAR
                                                -----          ------         -----          ------           ----

Revenues.................................   $    349,167   $    389,566   $   441,140     $   472,033    $   1,651,906
                                              ===========    ===========    ==========      ==========     ============
Gross profit.............................   $     98,103   $    109,802   $   125,328     $   139,495    $     472,728
                                              ===========    ===========    ==========      ==========     ============
Net income...............................   $     14,169   $     17,019   $    19,367     $    22,742    $      73,297
                                              ===========    ===========    ==========      ==========     ============
Basic earnings per share.................   $       0.30   $       0.36   $      0.41     $      0.48    $        1.55
                                              ===========    ===========    ==========      ==========     ============
Diluted earnings per share...............   $       0.30   $       0.36   $      0.40     $      0.47    $        1.53
                                              ===========    ===========    ==========      ==========     ============


15.   SUBSEQUENT EVENTS (UNAUDITED)

Merger and Restructuring Charge

         In the second quarter of 1998, the Company recorded a $55 million charge related to the acquisition and integration of the Wilson operations and various restructuring efforts. A deferred tax benefit associated with the merger and restructuring charge was also recorded during that period and totaled $14 million.

         In connection with the Wilson acquisition, the Company recorded merger costs of approximately $30 million which consisted of transaction costs, including accounting, legal and investment banking costs, and amounts to consolidate and integrate the Wilson operations. The consolidation and integration portion of the charge consists of severance costs for Wilson personnel, including payments under "change of control" agreements, consolidation and relocation of Wilson manufacturing operations and the write-down of assets which are impaired or have no future value.

         Additionally, in order to lower costs and remain competitive, management committed to several initiatives to restructure its worldwide operations. The restructuring component of the charge is expected to total $25 million with a significant portion of this amount related to the closure of the Company's Supradiamant France facility and relocation of the manufacturing operations. The charge also includes amounts related to the combination of the Smith Tool and Smith Diamond Technology business units and the elimination of duplicate sales and management cost structures throughout the world. The remainder of the charge relates to management's evaluation of business conditions in the oil and gas industry and includes costs to reduce the workforce to appropriate levels and write-down assets which are impaired or have no future value.

Purchase of Minority Interest Ownership in M-I

         On August 21, 1998, the Company announced the signing of a definitive agreement to acquire Halliburton Company's 36 percent ownership interest in M-I L.L.C. The transaction is expected to close in August 1998. The purchase consideration of $265 million is being financed with a non-interest bearing promissory note to the former owners which is due 240 days after the transaction closes.

ITEM 7  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K:



         Restated financial statement schedule for the years ended December 31,
           1997, 1996 and 1995:
         Report of Independent Public Accountants on Financial Statement Schedule....       32
         Schedule II - Valuation and Qualifying Accounts and Reserves--As restated....       33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                         ON FINANCIAL STATEMENT SCHEDULE

To Smith International, Inc.:

         We have audited, in accordance with generally accepted auditing standards, the restated consolidated balance sheets of Smith International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related restated consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, included in this Form 8-K, and have issued our report thereon dated April 30, 1998. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The restated financial statement schedule listed in Part IV, Item 14 for Smith International, Inc. and subsidiaries is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic restated financial statements. This restated financial statement schedule has been subjected to the auditing procedures applied in the audits of the basic restated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic restated financial statements taken as a whole.



ARTHUR ANDERSEN LLP

Houston, Texas
April 30, 1998

                                                                     SCHEDULE II

                            SMITH INTERNATIONAL, INC.

           VALUATION AND QUALIFYING ACCOUNTS AND RESERVES-AS RESTATED
                                 (IN THOUSANDS)

                                                             ADDITIONS
                                              BALANCE AT      CHARGED                                  BALANCE
                                               BEGINNING        TO                                     AT END
                                                OF YEAR       EXPENSE       WRITE-OFFS     OTHER       OF YEAR
                                              ----------     ---------      ----------     -----       -------
Allowance for Doubtful Accounts:
 Year Ended--December 31, 1997............... $    9,114     $   2,976      $   (3,385)    $  25(a)    $ 8,730
 Year Ended--December 31, 1996............... $    8,514     $   2,964      $   (2,798)    $ 434(a)    $ 9,114
 Year Ended--December 31, 1995............... $   10,703     $   1,486      $   (3,675)        -       $ 8,514

(a) Amounts represent accounts receivable reserves related to acquisitions made by the Company during the years presented.

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



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SMITH INTERNATIONAL, INC.

                                    /s/ NEAL S. SUTTON
                                   --------------------------------------
                                   By:  Neal S. Sutton
                                        Senior Vice President - Administration,
                                        General Counsel and Secretary

Date:    August 28, 1998


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